EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement on Form F-1 No. 333-163704 of Amarin Corporation plc,
(2)

Registration Statements on Form S-8 Nos. 333-146839, 333-143358, 333-132520, 333-110704, 333-101775, 333-168055, 333-168054, 333-176877, 333-183160, 333-205863, 333-219644, 333-180180, 333-84152 and 333-240321 of Amarin Corporation plc; and

(3)	Registration Statements on Form S-3 Nos. 333-216384, 333-216385 and 333-236670 of Amarin Corporation plc;

of our reports dated February 25, 2021, with respect to the consolidated financial statements of Amarin Corporation plc, and the effectiveness of internal control over financial reporting of Amarin Corporation plc, included in this Annual Report (Form 10-K) of Amarin Corporation plc for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Iselin, New Jersey

February 25, 2021